EXHIBIT 99.1

Investor Contact:
Erica J. Abrams
erica@ericajabrams.com
comScore to Commence Nasdaq Global Select Market Listing on June 1, 2018
RESTON, VA, May 30, 2018 – comScore, Inc. (OTC: SCOR), a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere, today announced that The Nasdaq Stock Market LLC has approved its application to list its common stock on The Nasdaq Global Select Market and will commence trading at the market open on Friday, June 1, 2018 under the ticker symbol “SCOR”. The Company’s common stock will continue to trade on the OTC until the market close on May 31, 2018 under the same trading symbol.

“This is another key milestone in delivering on our commitment to drive meaningful change within the company and position us to reach our full potential as the market leader in cross-platform measurement,” commented Bryan Wiener, CEO. “This exciting new chapter is the result of the grit and perseverance of an incredible team of employees and I thank them for their efforts in getting us to where we are today.”

About comScore
comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. Built on precision and innovation, our data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers' multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in 70 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

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